Exhibit 99.1

Metrospaces Approves Board Resolution Prohibiting Reverse Stock Split of Its Common Stock Until at Least February 28th, 2017

Metrospaces, Inc. February 29, 2016 7:30 AM

MIAMI, FL--(Marketwired - Feb 29, 2016) - Metrospaces, Inc. (OTC PINK: MSPC) announces approval of Unanimous Board Resolution prohibiting any reverse stock splits of its common stock for at least a year.

Mr. Oscar Brito, Company CFO stated: On Friday February 26th, of 2016 Metrospaces approved a unanimous board resolution prohibiting any reverse stock splits of its common stock without the majority approval of Independent Shareholders until at least February 28th of 2017. Independent shareholders are defined as any Metrospaces common shareholders not including management, directors or affiliates.

For a company Fact Sheet: https://db.tt/RojE1mC5

About Metrospaces:

Metrospaces www.metrospaces.net is a publicly traded real estate private equity which acquires land, designs, builds, and develops then resells condominiums and Luxury High-End Hotels, principally in urban areas Latin America. It also invests in companies operating in the real estate industry. The company's current projects are located in Buenos Aires, Argentina, and Caracas, Venezuela. Six years ago Metrospaces shareholders saw a unique opportunity to participate in several exciting property markets around the world. Through their worldwide network of highly recognized real estate entrepreneurs, the company was able to capitalize on unique real estate development opportunities. Since inception the company has leveraged those relationships along with extensive financial expertise and transformed excellence by results.

Metrospaces is a boutique real estate development company, a product of the alliance of Metrospaces shareholders, along with an elite group of real estate professionals and entrepreneurs located around the world. Company shareholders have extensive careers in real estate financing worldwide, and have funded projects both in the Americas and across Europe valued in excess of US $450 Million.

Metrospaces' majority shareholders have partnered with Investors on Elite properties including The London BLVGARI 5 Star Hotel, and are currently involved in negotiations for the development of several Elite luxury properties in South America.

Among Metrospaces partners are Architects, Real Estate Developers, Agents and Attorneys of the highest standing, with extensive experience in the global property market.

Metrospaces was originally founded by company President Oscar Brito.